Exhibit #10.1
HARMONIC INC.
ANTHONY LEY TRANSITION AGREEMENT
     THIS AGREEMENT is effective as of May 5, 2006 (the “Effective Date”), by and between Harmonic Inc. (the “Company”) and Anthony Ley (“Executive”).
RECITALS
     A. Executive is employed by the Company and is a member of the Board of Directors of the Company (the “Board”).
     B. On the Effective Date, Executive will resign his officer positions with the Company but remain as Executive Chairman and employee.
     C. On July 1, 2006 (the “Transition Date”), Executive will assume the role of Non-Executive Chairman of the Board (“Chairman”) and consultant and shall cease to be an employee of the Company.
     D. Executive has agreed to serve as Chairman until the Company’s 2007 annual meeting of stockholders or such other time as is determined by the Board (the “Transition Term”).
     E. Executive has agreed to provide consulting services to the Company from the Transition Date and for period of two years thereafter (the “Consulting Term”).
     F. Accordingly, pursuant to this Agreement, the Company desires to retain Executive’s services as Executive Chairman and employee through the period ending June 30, 2006, (the “Employment Term”), and afterwards as non-Executive Chairman through the Transition Term and as a consultant through the Consulting Term, upon the terms set forth herein.
     NOW THEREFORE, the parties agree as follows:
     1. Term. The term of this Agreement shall commence on the Effective Date and shall continue until all the payments due and all other obligations of the parties hereunder have been made or satisfied.
     2. Duties of Executive.
          a. Employment Term. From the Effective Date through June 30, 2006 (the “Employment Term”), Executive will remain as Executive Chairman and employee of the Company. During the Employment Term, Executive’s compensation and other benefits shall be as provided in Section 3(a).
          b. Transition Term. During the Transition Term, Executive agrees to serve as Chairman and shall receive no additional cash compensation for such services, including retainers and meeting fees, equity compensation and other compensation scheduled to be paid to the Company’s non-employee members of the Board (except he shall be reimbursed for the expenses of attending Board meetings), but shall receive a stock option for such services as set forth in Section 3(b).
          c. Consulting Term. During the Consulting Term, Executive agrees to perform services as a consultant on an as-needed basis. During the Consulting Term, Executive shall also comply with his obligations under Section 4 hereof. During the Consulting Term, Executive’s compensation shall be as provided in Section 3(c). Executive shall be reimbursed for reasonable business expenses incurred in discharging his consulting duties.

     3. Compensation.
          a. Employment Term.
               i. Cash Compensation. While employed by the Company during the Employment Term, Executive shall be paid at his current base salary rate. Executive shall also receive, promptly following the termination of the Employment Term, full payment for all accrued wages, including but not limited to, unused vacation days to which he is entitled pursuant to Company policy.
               ii. Benefits. While employed by the Company during the Employment Term, Executive shall be eligible to participate in the employee benefit plans maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit sharing plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject, in each case, to the generally applicable terms and conditions of the applicable plan or program in question and to the determination of any committee administering such plan or program.
               iii. 2006 Executive Compensation Plan. Subject to Executive signing and not revoking a release of claims substantially in the form attached hereto as Exhibit A (the “Release”), Executive shall be entitled to receive any payments under the Company’s 2006 Executive Compensation Plan based upon the achievement of the performance milestones set forth in such plan, pro-rated to reflect Executive’s employment through June 30, 2006, and payable when other participants are paid pursuant to such plan.
          b. Transition Term. In consideration of his performing services as Consultant, and subject to his signing a Release on the Effective Date and not thereafter revoking such Release, Executive shall be granted, effective on the Transition Date, a stock option covering 100,000 shares of Company common stock, which shall vest as to 1/12th of the covered shares on a monthly basis, so as to be 100% vested on June 30, 2007, subject to Executive continuing to perform services as Chairman and Consultant through each applicable vesting date. The stock option will have a term of four years from the grant date, shall be granted with an exercise price equal to 100% of the Fair Market Value (as such term is defined in the Company’s 1995 Stock Plan) of the underlying shares on the grant date, and will accelerate vesting 100% in the event of a Change of Control or Executive’s death or Disability, as such terms are defined in the Change of Control Severance Agreement by and between Executive and the Company dated March 11, 2004 (the “Change of Control Agreement”).
          c. Consulting Term. In consideration of his rendering consulting services to the Company during the Consulting Term, and subject to his signing a Release on the Effective Date and not thereafter revoking such Release, Executive shall be paid at a rate of $225,000 per annum for his services as a Consultant hereunder. Executive shall be responsible for payment of all federal, state and local taxes with respect to such Consultant compensation. Subject to Executive timely electing coverage under COBRA and Cal-COBRA, the Company will reimburse Executive for COBRA and Cal-COBRA premiums for Executive and his eligible dependents through the lesser of (i) 36 months following the Transition Date, or (ii) such time as Executive ceases to be a Consultant. Following Executive’s vacating his offices at the Company’s headquarters, the Company will provide Executive, at its reasonable expense (but not to exceed $25,000 per year), with off-site executive office space and part-time secretarial assistance.
          d. Change of Control Agreement Amendments. Subject to Executive signing a Release on the Effective Date and not thereafter revoking such Release, Executive’s Change of Control Agreement shall be amended and restated in its entirety on the Transition Date as set forth in Exhibit A hereto.
          e. Outstanding Option Agreements. Consistent with their terms, Executive’s outstanding stock option agreements with the Company shall continue to vest and remain exercisable while Executive remains a Consultant, and shall remain exercisable for such time following termination of his consulting relationship as is specified in such agreements.

     4. Covenants Not to Compete and Not to Solicit.
          a. Covenant Not to Compete. Executive agrees that, during the Employment Term, the Transition Term and the Consulting Term, Executive will not directly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any company whose business competes with the Company’s business. Ownership of less than 1% of the outstanding voting stock of any such competing company will not constitute a violation of this provision.
          b. Covenant Not to Solicit. Executive agrees that, during the Employment Term, the Transition Term and the Consulting Term, he will not directly or indirectly solicit any individuals to leave the Company’s employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.
          c. Representations. The parties intend that the covenants contained in Section 4(a) and (b) shall be construed as a series of separate covenants, one for each county, city and state (or analogous entity) and country of the world. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants, or any part thereof, then such unenforceable covenant, or such part thereof, shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants, or portions thereof, to be enforced.
          d. Reformation. In the event that the provisions of this Section 4 should ever be deemed to exceed the time or geographic limitations, or scope of this covenant, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws.
     5. Reasonableness of Covenants. Executive represents that he (i) is familiar with the covenant not to compete and the covenant not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.
     6. Arbitration.
          a. Executive agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration to be held in Santa Clara County, California under the Commercial Arbitration Rules, supplemented by the Supplemental Procedures for Large Complex Disputes, of the American Arbitration Association as then in effect (the “Rules”). The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator(s) shall be final, conclusive and binding on the parties to the arbitration, and judgment may be entered on the decision of the arbitrator(s) in any court having jurisdiction.
          b. The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law, and the arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.
          c. The Company shall pay the costs and expenses of such arbitration, and each party shall pay its own counsel fees and expenses.
          d. EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION 6, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO EXECUTIVE’S RELATIONSHIP WITH THE COMPANY.

     7. Indemnification and Insurance. The standard form of indemnification agreement for officers and directors that Executive has entered into and any fiduciary insurance maintained by the Company shall remain in effect to the same extent that said indemnification or fiduciary insurance remains in effect for all officers and directors of the Company.
     8. General Provisions.
          a. Entire Agreement. This Agreement (including Exhibits A and B hereto), the stock option agreements by and between the Company and Executive and the Proprietary Information Agreement previously entered into by and between the Company and Executive represents the entire agreement and understanding between the parties with respect to Executive’s performance of services for the Company following the Effective Date, and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.
          b. Successors.
               i. Company Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “the Company” shall include any successor to the Company’s business and/or assets that agrees to assume the Company’s obligations hereunder or which becomes bound by the terms of this Agreement by operation of law.
               ii. Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
          c. Conflicting Obligations. Executive represents that he has not entered into, and will not enter into, any oral or written agreement in conflict herewith.
          d. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
          e. Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of California. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
          f. Code Section 409A. Notwithstanding any contrary provision of the Agreement, if the Company determines, in its good faith judgment, that Section 409A of the Code shall result in the imposition of additional tax to an earlier payment of any payment or benefit otherwise due to the Executive under this Agreement during the six (6) month period following the Executive’s “Separation From Service,” as such term is defined under Section 409A and the proposed or final Treasury Regulations thereunder, such payments or benefits shall accrue during the six (6) month period and shall become payable in a lump sum payment on the date six (6) months and one (1) day following the Executive’s separation from service date. All subsequent payments or benefits, if any, shall be paid as provided in the Agreement. In addition, and notwithstanding any contrary provision of the Agreement, the Company reserves the right to amend the Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Executive, to comply with Section 409A of the Code or to otherwise avoid income recognition or imposition of income tax under Section 409A of the Code, provided that to the extent reasonably practicable, any such amendments shall be designed not to result in a material diminution of the benefits provided by the Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

HARMONIC INC.	ANTHONY LEY

/s/ Robin Dickson	/s/ Anthony Ley

Date: May 5, 2006	Date: May 5, 2006

EXHIBIT A
HARMONIC INC./ANTHONY LEY
RELEASE OF CLAIMS
     This Release of Claims (“Agreement”) is made by and between Harmonic Inc. (the “Company”), and Anthony Ley (“Employee”), (together, the “Parties”).
     WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the transition agreement by and between Company and Employee (the “Transition Agreement”) to which this is attached as Exhibit A.
     NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:
          1. Termination. Employee’s employment from the Company terminated on June 30, 2006.
          2. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Proprietary Information Agreement between Employee and the Company. Employee shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement, except as is necessary to discharge his duties as Consultant and Chairman.
          3. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.
          4. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,
               • any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
               • any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
               • any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

               • any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;
               • any and all claims for violation of the federal, or any state, constitution;
               • any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
               • any and all claims for attorneys’ fees and costs.
          Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations due Employee under Sections 3 and 7 of the Transition Agreement. Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.
          5. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.
          6. Civil Code Section 1542. Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:
               A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
               Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect.
          7. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

          8. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.
          9. No Cooperation. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.
          10. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.
          11. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
          12. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, as specified in the Transition Agreement.
          13. Authority. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.
          14. No Representations. Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
          15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
          16. Entire Agreement. This Agreement, along with the Transition Agreement, the Proprietary Information Agreement and Employee’s written stock option agreements with the Company, represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company.
          17. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Compensation Committee of the Board of Directors of the Company.
          18. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.
          19. Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.
          20. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
          21. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

               • They have read this Agreement;
               • They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
               • They understand the terms and consequences of this Agreement and of the releases it contains;
               • They are fully aware of the legal and binding effect of this Agreement.
          22. Non-Disparagement. The Parties hereto agree to refrain from disparagement, criticism, defamation or slander of each other or of the Company’s employees, officers, directors, agents, products or services to anyone, including, but not limited to, other employees and past, present or prospective customers and/or employees of the Company and prospective employers of Employee.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Harmonic Inc.

Dated: May 5, 2006	By	/s/ Robin Dickson

Dated: May 5, 2006	By	/s/ Anthony Ley

Anthony Ley, an individual

EXHIBIT B
HARMONIC INC.
AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT
     This Amended and Restated Change of Control Agreement (the “Agreement”) is made and entered into by and between Anthony Ley, (the “Consultant”) and Harmonic, Inc. (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below.
RECITALS
     A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other Change of Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Consultant and can cause the Consultant to consider alternative opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Consultant, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.
     B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Consultant with an incentive to continue his consulting relationship and to motivate the Consultant to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.
     C. The Board believes that it is imperative to provide the Consultant with certain benefits upon the Company entering into a definitive agreement contemplating a Change of Control which provides the Consultant with enhanced financial security and provides incentive and encouragement to the Consultant to remain with the Company notwithstanding the possibility of a Change of Control.
     D. Certain capitalized terms used in the Agreement are defined in Section 6 below.
     The parties hereto agree as follows:
     1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.
     2. Change of Control Benefits.
          (a) Benefits Upon Entering into a Definitive Agreement Regarding a Change of Control. If the Company enters into a Definitive Change of Control Agreement prior to July 1, 2007, and Consultant has remained as a consultant to the Company through such date, then Consultant shall receive the following benefits:
          (i) Severance Payment. A cash payment in an amount equal to two hundred percent (200%) of the Consultant’s Annual Compensation;
          (ii) Bonus Payment. For a Definitive Change of Control Agreement entered into by the Company on or prior to December 31, 2006 only, a cash payment in an amount equal to twice either: a) 50% of the established annual target bonus for 2006, or b) the average of the actual bonuses paid in each of the two prior years, whichever is greater.
          (iii) Continued Consultant Benefits. One hundred percent (100%) Company-paid health, dental and life insurance coverage at the same level of coverage as was provided to Consultant immediately prior to entering into the Definitive Change of Control Agreement (the “Company-Paid Coverage”). If such coverage included the Consultant’s dependents immediately prior to the Change of Control, such dependent shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) two years from the date of entering into the Definitive Change of Control Agreement, or (ii) the date that the Consultant and his dependents become covered under another employer’s group health, dental or life insurance plans.
               (iv) Option and Restricted Stock Accelerated Vesting. One hundred percent (100%) of the unvested portion of any outstanding stock option or restricted stock held by the Consultant shall automatically be accelerated in full so as to become completely vested and all such outstanding stock options shall become exercisable for a period equal to the greater of (i) December 31 of the year in which the stock option would otherwise terminate, or (ii) two and one-half months after the stock option would otherwise terminate (or such greater period as is provided for in such stock option agreements), but in no event longer than the original maximum term of the stock options.
               (v) Outplacement Assistance. If desired by Consultant, Company will pay up to five thousand dollars ($5,000.00) for outplacement assistance selected by Company and approved by Consultant.
          (b) Timing of Payments. Any payment to which Consultant is entitled under Section 3(a)(i) shall be paid by the Company to the Consultant (or to the Consultant’s successors in interest pursuant to Section 7(b)) in cash and in full, not later than thirty (30) calendar days following the date upon which the Definitive Change of Control Agreement is entered into by the Company.
     3. Attorney Fees; Costs and Expenses. The Company shall promptly reimburse Consultant, on a monthly basis, for the reasonable attorney fees, costs and expenses incurred by the Consultant in connection with any action brought by Consultant to enforce his rights hereunder, regardless of the outcome of the action.
     4. Limitation on Payments. In the event that the benefits provided for in this Agreement or otherwise payable to the Consultant (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (the “Code”) and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Consultant’s benefits under Section 3(a)(i) shall be either
          (a) delivered in full, or
          (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Consultant on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Consultant otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s Accountants immediately prior to Change of Control, whose determination shall be conclusive and binding upon the Consultant and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Consultant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.
     5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Annual Compensation. “Annual Compensation” means (i) with respect to a Definitive Change of Control Agreement entered into by the Company on or prior to December 31, 2006, Employee’s annual base salary as in effect on May 5, 2006, and (ii) with respect to a Definitive Change of Control Agreement that was entered into by the Company on or after January 1, 2007 and prior to July 1, 2007, $225,000.

          (b) Change of Control. “Change of Control” means the occurrence of any of the following events, which is pursuant to and contemplated by a definitive agreement entered into by the Company prior to July 1, 2007:
               (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;
               (ii) A change in the composition of the Board occurring on or prior to July 1, 2007, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);
               (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
               (iv) The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.
          (c) Definitive Change of Control Agreement. “ Definitive Change of Control Agreement” means an agreement binding on the Company and the acquirer that contemplates a Change of Control of the Company by the acquirer or its affiliates.
     6. Successors.
          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) Consultant’s Successors. The terms of this Agreement and all rights of the Consultant hereunder shall inure to the benefit of, and be enforceable by, the Consultant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
          (c) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Consultant, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices directed shall be to the attention of its Secretary.

     7. Miscellaneous Provisions.
          (a) No Duty to Mitigate. The Consultant shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Consultant may receive from any other source.
          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Consultant and by an authorized officer of the Company (other than the Consultant). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement and the Transition Agreement entered into by an between the Company and Executive (the “Transition Agreement”) have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Transition Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same.
          (d) Choice of Law. This Agreement shall be deemed to have been executed and delivered within the State of California and the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to choice of law principles.
          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect..
          (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
          (g) Code Section 409A. Notwithstanding any contrary provision of the Agreement, if the Company determines, in its good faith judgment, that Section 409A of the Code shall result in the imposition of additional tax to an earlier payment of any payment or benefit otherwise due to the Executive under this Agreement during the six (6) month period following the Executive’s “Separation From Service,” as such term is defined under Section 409A and the proposed or final Treasury Regulations thereunder, such payments or benefits shall accrue during the six (6) month period and shall become payable in a lump sum payment on the date six (6) months and one (1) day following the Executive’s separation from service date. All subsequent payments or benefits, if any, shall be paid as provided in the Agreement. In addition, and notwithstanding any contrary provision of the Agreement, the Company reserves the right to amend the Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Executive, to comply with Section 409A of the Code or to otherwise avoid income recognition or imposition of income tax under Section 409A of the Code, provided that to the extent reasonably practicable, any such amendments shall be designed not to result in a material diminution of the benefits provided by the Agreement.

IN WITNESS WHEREOF, each of the parties has executed this amended and restated Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	HARMONIC, INC.

	By:	/s/ Robin Dickson

	Title:	Chief Financial Officer

Date: May 5, 2006

CONSULTANT	Name:	/s/ Anthony Ley

Date: May 5, 2006